UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 9, 2005

Metal Management, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-14836	94-2835068
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 North Dearborn St., Suite 405, Chicago, Illinois		60610
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(312) 645-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 9, 2005, Metal Management, Inc. (the "Company"), certain subsidiaries of the Company specified therein, the lenders party thereto and LaSalle Bank National Association, in its capacity as agent for the lenders, entered into a Second Amendment to Credit Agreement, which amends the Credit Agreement dated as of June 28, 2004, as amended as of March 1, 2005. Among other things, this amendment (i) increased the amount of capital expenditures permitted from $20 million to $40 million for the fiscal year ending March 31, 2006 and (ii) permitted the Company to invest in a new joint venture without using the basket for Permitted Investments in Non-Majority Interests provided by the Credit Agreement.

The foregoing description of the amendment to the credit agreement does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is filed as Exhibit 4.1 hereto and incorporated into Item 1.01 of this Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

4.1 Second Amendment to Credit Agreement, dated as of May 9, 2005, among Metal Management, Inc. and certain subsidiaries of Metal Management, Inc. specified therein, as borrowers, the lenders party thereto and LaSalle Bank National Association, in its capacity as agent for the lenders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metal Management, Inc.

May 12, 2005	By:	/s/ Robert C. Larry

Name: Robert C. Larry
Title: Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

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Exhibit Index

Exhibit No.	Description

4.1	Second Amendment to Credit Agreement, dated as of May 9, 2005, among Metal Management, Inc. and certain subsidiaries of Metal Management, Inc. specified therein, as borrowers, the lenders party thereto and LaSalle Bank National Association, in its capacity as agent for the lenders.